Exhibit 10.1

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

LIMITED LIABILITY COMPANY AGREEMENT

FOR

GRAIN ENHANCEMENT, LLC,
a Delaware limited liability company

LIMITED LIABILITY COMPANY AGREEMENT
FOR
GRAIN ENHANCEMENT, LLC,
A DELAWARE LIMITED LIABILITY COMPANY

NutraCea, a California corporation located at 5090 North 40th Street, Suite 400, Phoenix, AZ 85018 (“NutraCea”), Pacific Advisors Holdings Limited, a company incorporated under the laws of British Virgin Islands, located at 53 Cairnhill Road, Cairnhill Plaza #12-01, Singapore 229664 (“Pacific Advisors”), Theorem Group, LLC, a California limited liability company, located at 2049 Century Park East, #3630 Los Angeles, CA 90067 (“Theorem”), and Ho’okipa Capital Partners, Inc., a California corporation (“Ho’okipa ”) agree, effective as of June ___, 2007 (the “Effective Date”), as follows:

ARTICLE I
Background and Purpose.

1.1.    Certificate. On or about June 22, 2007 a Certificate of Formation for Grain Enhancement, LLC (“Certificate”), a limited liability company formed under the laws of the State of Delaware (“Company”), was filed with the office of the Delaware Secretary of State.

1.2.    Adoption of Agreement. The Members desire to adopt and approve a limited liability company agreement for the Company under the Delaware Limited Liability Company Act upon the terms and subject to the conditions of this Agreement.

ARTICLE II
Certain Definitions.

The following terms shall have the meanings set forth below unless the context requires otherwise:

 Act. “Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109, as amended from time to time and any corresponding provisions of succeeding law.

Affiliate. “Affiliate” means (i) any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Member, or that holds a substantial beneficial interest in a Member, or (ii) any relative or spouse of any person who holds a substantial beneficial interest in a Member. The term “control,” as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

Agreement. “Agreement” means this limited liability company agreement of Grain Enhancement, LLC, as originally executed and as amended from time to time.

Assignee. “Assignee” means a person who has acquired a beneficial interest in the Company who is not a substitute Member in accordance with the requirements of this Agreement.

Bankruptcy. “Bankruptcy” means: (a) the filing of an application by a Member for, or his or her consent to, the appointment of a trustee, receiver, or custodian of his or her other assets: (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of the Member’s inability to pay his or her debts as they become due.

Capital Account. “Capital Account” means an account initially reflecting the Capital Contribution of a Member which the Company establishes and maintains for such Member pursuant to Section 4.3.

Capital Contribution. “Capital Contribution” means the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed to the Company by a Member or the Member’s predecessor in interest.

Certificate. “Certificate” means the Certificate of Formation for the Company, as originally filed with the Delaware Secretary of the State pursuant to Section 18-201 of the Act.

Class A Members. “Class A Members” means NutraCea and Pacific Advisors and any other Person admitted to the Company as a Class A Member with the unanimous approval of the Class A Members or is an Assignee who has become a Class A Member in accordance with Article IX, and has not resigned, withdrawn, dissolved, or had its Membership Interest terminated for any other reason.

Class B Members. “Class B Members” means Theorem and Ho’okipa and any other Person admitted to the Company as a Class B Member with the unanimous approval of the Class A Members or is an Assignee who has become a Class B Member in accordance with Article IX, and has not resigned, withdrawn, dissolved, or had its Membership Interest terminated for any other reason. Except to the extent required by law, the Class B Members shall have no voting, approval, consent or management participation rights and shall have no rights to information concerning the business and affairs of the Company.

Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations. A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

Company. “Company” means Grain Enhancement, LLC, a Delaware limited liability company formed pursuant hereto upon the filing the Certificate and execution of this Agreement.

Disposition Event. “Disposition Event” means one or more of the following with respect to a Member: the retirement, resignation, Bankruptcy or dissolution of the Member, or occurrence of any other event which terminates the continued Membership of a Member other than pursuant to a transfer or assignment by the Member pursuant to Article IX.

Distributable Cash. “Distributable Cash” means cash from any source including the net revenues from operations, net proceeds from any sales or other dispositions or refinancing of Company assets, and all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions of Company assets, less any portion used to pay into or establish Working Capital Reserves.

Distribution. “Distribution” means the transfer of money or property by the Company to the Members or its Members without consideration.

Economic Interest. “Economic Interest” means a Member’s share, or Economic Interest Owner’s share, of the Company’s Taxable Net Income, Taxable Net Loss, and/or Distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs of the Company.

Economic Interest Owner. "Economic Interest Owner" means the owner of an Economic Interest (i) who has not been admitted as a Member in accordance with the requirements of this Agreement, or (ii) whose Membership Interest (but not that Member’s Economic Interest) has terminated.

Finance Committee. “Finance Committee” means a committee of two (2) individuals, of which NutraCea will appoint one member and Pacific Advisors shall appoint the other member. NutraCea and Pacific Advisors each may replace their respective designated appointees to the Finance Committee from time to time by written notice to the other Class A Member and the other member of the Finance Committee.

Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which shall end on December 31.

Former Member. “Former Member” has the meaning set forth in Section 10.1.

Former Member’s Interest. “Former Member’s Interest” has the meaning set forth in Section 10.1.

Majority in Interest. “Majority in Interest” means one or more Percentage Interests of Class A Members which exceed fifty one percent (51%) of the aggregate of all Percentage Interests held by Class A Members, except to the extent (and solely to the extent) otherwise required by applicable law. It is the intention of the Members that the Class B Members shall have no voting rights.

Member. “Member” means the Class A Members and the Class B Members.

Membership Interest. “Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of the Company.

Percentage Interest. “Percentage Interest” means the percentage interest of a Member, as such percentage may be adjusted from time to time. Initially, the Percentage Interests shall be NutraCea – forty-seven and one-half percent (47.5%), Pacific Advisors – forty-seven and one-half percent (47.5%), Theorem–[*] percent ([*] %), and Ho’okipa –[*] percent ([*] %).

Person. “Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

Product. “Product” means the SRB and other SRB derivative products listed on Exhibit B and any additional products added to such Exhibit B by the mutual agreement of the Class A Members, for which products the Company shall have rights to manufacture, advertise, promote, market, sell and/or otherwise distribute the products throughout the Territory pursuant to the Project.

Project. “Project” has the meaning set forth in Section 3.5.

Remaining Member(s). “Remaining Member(s)” has the meaning set forth in Section 10.1.

SRB. “SRB” has the meaning set forth in Section 3.6.1.

Taxable Net Income and Taxable Net Loss. “Taxable Net Income” and “Taxable Net Loss” means the income, gain, loss, deductions and credits of the Company in the aggregate or separately, as appropriate, determined by certified public accountants for the Company and in accordance with United States generally accepted accounting principals, consistently applied, at the close of each Fiscal Year, reflected on the Company’s information tax return filed for federal income tax purposes.

Territory. “Territory” means the Republic of Indonesia, Vietnam, Thailand, Malaysia, Australia, New Zealand and Singapore.

Unreturned Capital Contributions. “Unreturned Capital Contributions” means the aggregate Capital Contributions of a Member as they exist from time to time, less the aggregate amount of Distributions to date to the Member.

Working Capital Reserve. “Working Capital Reserve” means any cash reserve for normal expenses and contingencies maintained by the Finance Committee pursuant to Section 7.3.

Qualifying Event. “Qualifying Event” shall mean the first to occur of the following: (A) the closing of an underwritten public offering of the Company or any successor thereto, in which the gross proceeds of such public offering are equal to or greater than [*] U.S. Dollars ($ [*]), (B) the equity securities of the Company becoming listed or publicly traded on any of The Nasdaq Stock Market, the New York Stock Exchange, the American Stock Exchange, the London Stock Exchange, the Indonesia Stock Market, the Over-the-Counter Bulletin Board, or any other recognized stock exchange; (C) a private equity offering in which the gross proceeds received by the Company is equal to or greater than [*] U.S. Dollars ($ [*]); or (D) a merger, consolidation or reorganization of the Company with or into any other entity or entities, or a sale of all or substantially all of the assets of the Company, or a series of related similar such transactions in which the Members prior to the consummation of such event hold less than 50% of the voting power of the surviving entity.

ARTICLE III
Organization of the Company

3.1.    Formation. The Members hereby establish this limited liability company under the Act by the filing the Certificate and by entering into this Agreement for the purpose of establishing the Project, on the terms and conditions set forth herein. This Agreement controls all rights and obligations of the Members and the Economic Interest Owners to the fullest extent permitted by law. This Agreement shall not be effective and the Company shall not exist until the later of the Effective Date set forth above and, if different, the date that the Certificate has been properly filed with the office of the Delaware Secretary of State.

3.2.    Name. The name of the Company shall be “Grain Enhancement, LLC.” The Company may conduct business under that name or any other name determined by the Class A Members.

3.3.    Term. The term of the Company will commence on the date of the filing of the Certificate and shall terminate as provided under Section 12.

3.4.    Registered Office and Agent. The Company shall continuously maintain a registered agent in the State of Delaware as required by Section 18-104(a)(2) of the Act. The initial registered office of the Company shall be “Grain Enhancement, LLC, care of The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801”. The initial registered agent shall be the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. A Member may change the registered office and/or the registered agent at any time and from time to time, as permitted under the Act, upon approval of the Class A Members.

3.5.    Purpose of the Company; The Project. The purposes of the Company are: (i) to sublicense or otherwise acquire from Pacific Advisors all of the of rights granted to Pacific Advisors under that certain License Agreement between NutraCea and Pacific Advisors dated June 22, 2007 (and specifically including, without limitation, all of Pacific Advisors’ rights to commercialize SRB and related products in the Territory and to use certain intellectual property rights in the Territory with respect to such products), the form of which license agreement is attached hereto as Exhibit D (the “License Agreement”); (ii) within the Territory, to establish, construct, and operate (directly or through one or more subsidiaries or other entities) one or more rice bran stabilization facilities (“Facilities”) utilizing the proprietary technologies licensed in the License Agreement,; (iii) to manufacture, distribute, sell, advertise, promote, market and otherwise commercialize the Products throughout the Territory; and (iv) to engage in any and all other activities reasonably related to the foregoing (collectively, the “Project”). In addition, the Company may purchase from, and thereafter distribute in the Territory certain rice bran derivative products manufactured by NutraCea (the “Stage 2 Products”). If NutraCea is unable to provide the Company with the amount of such Stage 2 Products that the Company may, from time to time order from NutraCea, the Company may also consider establishing its own Stage 2 Products manufacturing facilities in the Territory. The Company shall have all the powers necessary or convenient to affect any purpose for which it is formed, including all powers granted under the Act. Without the unanimous written consent to all of the Class A Members, the Company shall not engage in any business other than the Project.

3.6.    Special Covenants Regarding the Operation of the Company

3.6.1.    Supply Agreement; Raw Bran Supply Agreements. Until the Company produces sufficient Products for its marketing and distribution needs in the Territory, the Company shall purchase Products exclusively from NutraCea, as set forth in the Supply Agreement of even date herewith attached hereto as Exhibit C. Pacific Advisors has advised NutraCea that it has relationships with numerous rice mills in the Territory. Pacific Advisors agrees to use commercially reasonable efforts to establish agreements between the Company and rice mills located in the Territory to provide an adequate supply of raw rice bran to provide for the Company’s requirements for the establishment and operation of the Facilities and the production of stabilized rice bran from the Facilities of a quality and nature that meets NutraCea’s published specifications (“SRB”) as contemplated for the successful implementation and operation of the Project.

3.6.2.    Sublicense/Assignment. Pacific Advisors agrees to sublicense to the Company all of its rights and interests under the License Agreement. The form of sublicense agreement to be entered into between the Company and Pacific Advisors is attached hereto as Exhibit D (the “Sublicense Agreement”). As more specifically set forth in the Sublicense Agreement, upon a Qualifying Event, the Company shall acquire all of Pacific Advisors’ rights under the License Agreement (but not its obligations to pay licensing fees to NutraCea) for a price of [*] U.S. Dollars ($ [*]), and Pacific Advisors hereby agrees to assign to the Company all of its rights under the License Agreement for such payment of [*] U.S. Dollars ($ [*])

3.6.3.    Equipment. The Company initially intends to engage in the production of stabilized rice bran for distribution in the Territory. In order to enable the Company to produce the stabilized rice bran, NutraCea agrees to lease to the Company, subject to availability, for a fifteen year lease term, the rice bran stabilization equipment (“Equipment”) necessary for and required for each Facility in connection with stabilizing, cooling, handling, grinding, sifting and packaging of stabilized rice bran. The fee that will be payable by the Company to NutraCea to lease such Equipment shall be equal to [*] and shall be payable [*], due and payable within thirty (30) days following the installation of the Equipment at each Facility. The Members and the Company acknowledge that NutraCea will retain all rights, title and interest in the leased Equipment installed at each Facility. The lease for the Equipment shall be pursuant to the form of Lease attached hereto as Exhibit E. If the Company, as provided in Section 3.5 above, in the future elects to produce Stage 2 Products under the License Agreement, NutraCea agrees to lease the equipment to the Company to produce the Stage 2 Products for a lease price equal to [*] and on such other terms and conditions as the parties may agree upon in good faith negotiations; provided, however, the NutraCea shall not be required to lease or otherwise provide such Stage 2 Product equipment to the Company if, as a result, NutraCea’s intellectual property rights in Stage 2 Product equipment or technology would be jeopardized.

3.6.4.    Staffing. Until the Company has hired sufficient employees to conduct its operations, Pacific Advisors or an Affiliate of Pacific Advisors shall make available or cause to be provided to the Company at Pacific Advisors’ actual cost all staff reasonably necessary to operate and maintain the Facilities.

3.6.5.    Compliance with Laws. The Company shall comply with applicable laws and regulations with respect to marketing, labeling, distributing, and selling the Products in the Territory, and in any of its dealings with respect to the Products. The Company shall also obtain all appropriate governmental and legal permits and consents required for the market and sale of the Products.

3.6.6.    Export. The Company shall not export, directly or indirectly, any Products to any other country or province outside of the Territory without the approval of all of the Class A Members.

3.6.7.    Feasibility Study. The Company shall engage a prominent independent market consulting firm within thirty (30) days after the Effective Date to complete a comprehensive market analysis to determine the size of the potential market in the Territory for (i) the stage 1 SRB to be manufactured by the Company at its Facilities, and (ii) all other products that the Company will have the right to manufacture or sell under the License.

ARTICLE IV
Capital Contributions; Percentage Interests.

4.1.    Initial Capital. Each of NutraCea and Pacific Advisors agree to contribute to the Company Five Million U.S. Dollars ($5,000,000) (for a total maximum of Ten Million U.S. Dollars ($10,000,000)) (the “Initial Capital Contribution”) pursuant to the schedule of required contributions set forth in Section 4.2. The Initial Capital Contribution shall be used by the Company to purchase SRB in accordance with Section 3.6.1 above, to market and sell the Products, to construct, maintain and operate up to two Facilities, and to otherwise initiate and conduct the operation of the Project. In the event that not all of the Initial Capital Contributions are needed to fully fund the Company’s operations, such Initial Capital Contributions shall, upon the approval of the Finance Committee, be returned pro rata to NutraCea and Pacific Advisors. In consideration for the Initial Capital Contributions to be made by each Class A Member, each such member will be allocated a Percentage Interest of forty seven and one-half percent (47.5%), which Percentage Interest is subject to reduction in the event that the full Initial Capital Contribution is not paid as provided in this Agreement. The Class B Members shall not make an Initial Capital Contribution.

4.2    Initial Capital Contribution Schedule; Failure to Make Contribution.

4.2.1    Schedule; Notice. The Class A Members shall make the Initial Capital Contributions as follows:

(i)    One Million Five Hundred Thousand U.S. Dollars ($1,500,000) each (for a total of Three Million U.S. Dollars ($3,000,000)) on or before June 30, 2007;

(ii)    Two Million U.S. Dollars ($2,000,000) each (for a total of Four Million U.S. Dollars ($4,000,000)) on or before October 30, 2007; and

(iii)    One Million Five Hundred U.S. Dollars ($1,500,000) each (for a total of Three Million U.S. Dollars ($3,000,000)) on or before August 31, 2008.

Payments not received by the Company within fifteen (15) calendar days of each payment date shall be deemed delinquent.

4.2.2    Failure to make Initial Capital Contributions. In the event that (and on each occasion that) a Class A Member (“Defaulting Member”) fails to make, and becomes delinquent in all or any portion of any Initial Capital Contribution payment as and when required to be made under Section 4.2.1, and (ii) the other Class A Member timely makes its Initial Capital Contribution payment, the Defaulting Member’s Percentage Interest shall be reduced as follows:

(a)    If a Class A Member fails to make a One Million Five Hundred Thousand U.S. Dollars ($1,500,000) Initial Capital Contribution payment if, as and when due pursuant to Section 4.2.1, the Percentage Interest of that Defaulting Member shall be immediately reduced to a Percentage Interest equal to (i) the number comprising the Defaulting Member’s Percentage Interest immediately prior to such default, minus (ii) seventeen and 8125/10,000 (17.8125). A separate reduction under this subsection (a) shall apply for each failure of a Class A Member to make a One Million Five Hundred Thousand U.S. Dollars ($1,500,000) Initial Capital Contribution payment pursuant to Section 4.2.1. If the Defaulting Member fails to contribute only a portion of such amount, the Defaulting Member’s Percentage Interest will be reduced by a portion of the foregoing amount equal to the portion of the One Million Five Hundred Thousand U.S. Dollar ($1,500,000) Initial Capital Contribution payment not timely made by the Defaulting Member.

(b)    If a Class A Member fails to make the Two Million U.S. Dollars ($2,000,000) Initial Capital Contribution payment as and when due pursuant to Section 4.2.1, the Percentage Interest of that Defaulting Member shall be immediately reduced to (i) the number comprising the Defaulting Member’s Percentage Interest immediately prior to such default, minus (ii) twenty three and 3/4 (23.75). If the Defaulting Member fails to contribute only a portion of such amount, the Defaulting Member’s Percentage Interest will be reduced by a portion of the foregoing amount equal to the portion of the Two Million U.S. Dollars ($2,000,000) Initial Capital Contribution payment not timely made by the Defaulting Member.

Upon a reduction of the Percentage Interest of a Defaulting Member, the Percentage Interests of the other Class A Member shall be increased by an amount equal to the reduction of the Defaulting Member. The Percentage Interest of each Member as of the Effective Date is set forth on Exhibit A hereto. The Percentage Interests of the Class A Members set forth on Exhibit A shall be adjusted as set forth in this Section 4.2.2 in the event of each and every failure by any Class A Member to make any Initial Capital Contribution payments. Each of the Class A Members agrees that the provisions of this Section 4.2.2 are fair and reasonable under the circumstances.

4.3.    Percentage Interests. The Members shall receive the Percentage Interests set forth in the definition of Percentage Interest. The Members shall receive no Capital Account credit for the assignment of rights under any license unless specifically agreed in writing by the Class A Members.

4.4.    Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall initially be credited with the cash Capital Contribution made by such Member pursuant to Section 4.1 and the fair market value of the net value of contributed property for which a value is specifically agreed upon by the Members (if no value is agreed upon, the item shall not be credited to the Capital Account.) If a Member transfers the Member’s Membership Interest in accordance with this Agreement, such Member’s Capital Account shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

4.5.    Additional Capital Contributions. From time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Finance Committee determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company Project, including without limitation, expansion or diversification. In that event, each of the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests for a period of thirty (30) days following notice of the decision to permit an additional Capital Contribution. Immediately following such Capital Contributions, the Percentage Interests of the Members shall be adjusted to reflect the additional Capital Contributions based upon the needs of the Company, the net value of the Company’s assets, the Company’s financial condition and the benefits anticipated to be realized by the additional Capital Contributions, all as determined by the Finance Committee.

4.6    Loans. In the event additional capital is necessary to meet operating expenses and capital expenditures or as otherwise reasonably determined by the Finance Committee, the Members, from time to time, may loan money to the Company from third parties or Members for all or a portion of such cash needs. Such loans may be unsecured or secured by all or a portion of the Company’s assets. Any loan from a Member shall be subject to the requirements of Section 5.6. The Members specifically acknowledge that no such loans shall be obtained without the express prior consent of the Finance Committee.

4.7    Return of Capital Contribution. No time is agreed upon as to when the Capital Contributions of the Members are to be returned or whether the Capital Contributions of the Members will be returned. The Members shall not have the right to withdraw or demand return of their Capital Contributions nor shall the Members have the right to demand and receive property other than cash in return for their Capital Contributions.

4.8    Adjustment upon Grant of Profits Interest. In connection with the grant of a profits interest in the Company, whether as consideration for the provision of services or the grant of other rights to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member, the Company shall increase or decrease the Capital Accounts of the existing Members to reflect a revaluation of Company property (including intangible assets such as goodwill) on the Company's books effective as of the date immediately before the date the grant of the profits interest in the Company occurs. This provision is intended to comply with Treas. Regulation Section 1.704-1(b)(2)(iv)(f)(5)(iii). Each of the Members hereby elects to apply this provision whenever there is a grant of a profits interest in the Company.

ARTICLE V
Members.

5.1.    Classes of Members. There shall be two classes of Members, Class A Members and Class B Members. Each class shall share in all rights of Members hereunder in proportion to their Percentage Interests with the exception that the Class B Members shall have no voting, approval, consent or management participation rights and, to the maximum extent allowed by law, shall have no rights to information concerning the business and affairs of the Company. The initial Members of the Company shall be NutraCea, Pacific Advisors, Theorem, and Ho’okipa, each of whom is admitted to the Company as a Member effective upon the execution by such person of a counterpart signature page to this Agreement. NutraCea and the Pacific Advisors shall be Class A Members and Theorem and Ho’okipa shall be Class B Members.

5.2.    Admission of Additional Members. Other than substitute Members admitted pursuant to Article IX, additional Members may be admitted to the Company, only with the consent of all Class A Members and as set forth below. Any additional Members shall obtain Membership Interests and will participate in the management, Taxable Net Income, Taxable Net Losses, and Distributions of the Company on such terms as are set forth herein. Substitute Members and assignees of Members may be admitted only in accordance with Article IX. Upon admission of a new or substitute Member, this Agreement shall be amended to set forth the name, class of Membership Interest, Capital Contribution and Percentage Interest of the new Member and the new Member shall enter into this Agreement as amended, subject to the following:

(a)    Capital Contribution. Each additional Member shall make a Capital Contribution in such amount and on such terms as the Finance Committee determines to be as appropriate based upon the needs of the Company, the net value of the Company’s assets, the Company’s financial condition and the benefits anticipated to be realized by the additional Member;

(b)    No Deemed Termination. No Member shall be admitted if the effect of admission would be termination of the Company under Code Section 708(b);

(c)    Compliance with Law. The Members shall comply with all applicable state and federal securities and all other applicable laws; and

(d)    Agreement. Each additional Member shall agree to be bound by the terms of this Agreement.

5.3.    Withdrawals or Resignations. Any Member may withdraw or resign from the Company upon written notice to the other Member(s) of the withdrawing Member’s desire to withdraw. Upon such notice, the withdrawing Member’s Membership Interest shall immediately terminate and the Member shall retain solely an Economic Interest. Such withdrawal shall not entitle the withdrawing Member to the return of any of the withdrawing Member’s capital contribution.

5.4.    Management Assistance by Pacific Advisors; Management Fee.

5.4.1.    Management Assistance, Management Fee and Product Net Revenue. Pacific Advisors shall assist the Company with overseeing the operation and maintenance of the Project, including supervising the selection of the Facilities and the production of the Products. The Company shall pay to Pacific Advisors a “Management Fee” consisting of (i) a monthly fee facility supervisory management fee (the “Facility Fee”), and (ii) an incentive fee equal to [*] Dollars ($ [*]) (the “Incentive Fee”). The Incentive Fee shall be payable upon a Qualifying Event. The Facility Fee shall initially be equal to [*] U.S. Dollars ($ [*]) per month until the first Facility is operational. The Facility Fee shall increase to [*] Dollars ($[*]) after the first facility is operational. Thereafter, as additional Facilities are established, the Facility Fee shall, from time to time, increase in an amount jointly agreed to by the Company and Pacific Advisors, which increase shall be based on the number and type of additional Facilities and such other factors as the parties, in good faith negotiations, may consider. The Facility Fee shall be paid monthly commencing on August 1, 2007 and continuing until the closing of a Qualifying Event. The management agreement between Pacific Advisors and the Company shall terminate upon a Qualifying Event. The management agreement, including the rights and obligations under that agreement, may be assigned by Pacific Advisors. In the event that Pacific Advisors elects to assign the management agreement, the Company agrees to negotiate in good faith with the assignee for such modifications to the Management Fee as the assignee shall reasonably request.

5.4.2.    Other Payments and Third Party Costs. Except as approved in writing by the Finance Committee or specifically authorized herein, no Member or Affiliate of a Member is entitled to remuneration for services rendered or goods provided to the Company. Upon approval by the Finance Committee, the Company shall reimburse the Members and their Affiliates for the actual cost of goods and materials used by the Company and for organizational expenses incurred to form the Company and prepare the Certificate and this Agreement, including, without limitation, legal and accounting fees and costs. Nothing contained herein is intended to limit the Company’s obligation to pay directly for third party costs payable to non-Affiliates as specified in Section 5.4.1 that are pre-approved by the Class A Members.

5.5.    Termination of Membership Interest. Upon (i) the transfer of a Member’s Membership Interest in violation of this Agreement, (ii) the occurrence of a Disposition Event as to such Member that does not result in the dissolution of the Company or (iii) the withdrawal or resignation of a Member in accordance with Section 5.3, the Membership Interest of that Member shall be terminated and thereafter that Member only shall be an Economic Interest Owner, unless such Membership Interest is purchased by the Company and/or one or more of the Remaining Members as provided in Section 10. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

5.6.    Loans and Other Transactions with the Company. With the express prior approval of the Finance Committee, a Member may loan money to the Company. Interest shall be payable on any such loans at competitive rates for loans of similar character and amount, but not to exceed the maximum usury rate permitted for loans as to which no exemption from usury applies. No such loan shall constitute a Capital Contribution or increase the Percentage Interest of the lending Member unless otherwise agreed by the Finance Committee.

5.7.    Meetings of Members. No annual or regular meetings of the Members are required. However, if meetings are held, then such meetings shall be held in accordance with this Section 5.7 and applicable law.

5.7.1    Place of Meetings. Meetings of Members shall be held at any place stated in any proper notice of meeting.

5.7.2    Power to Call Meetings. Meetings of the Members may be called by any Class A Member for the purpose of addressing any matters on which the Members may vote.

5.7.3    Notice of Meetings. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten (10) days not more than sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting. The notice shall state the place, date and hour of meeting and the general nature of the business to be transacted. No other business may be transacted at such meeting. Notice of a Members’ meeting shall be given either personally or by mail or other means of written communication, addressed to the Member at the address of Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. When a Members’ meeting is adjourned to another time or place, except as provided in the last sentence of this paragraph, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business that may have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

5.7.4    Action without a Meeting. Any action that may be taken at any meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is executed and delivered to the Company by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voting. Any Member giving a written consent, or the Member’s proxy holder, may revoke the consent by a writing received by the Company prior to the time that the written consents of Members having the minimum number of votes that would be required to authorize the proposed action have been filed with the Company, but may not do so thereafter. Such revocation is effective upon its receipt at the office of the Company.

5.7.5    Proxies. The use of proxies in connection with this Section 5.7 will be governed in the same manner as in the case of corporations formed under the Delaware General Corporation Law.

5.8.    Competing Activities. The Members and their Affiliates may not engage or invest in, independently or with others, any business activity of any type or description that might be in direct or indirect competition with the Project within the Territory; provided, that NutraCea may purchase raw rice bran from suppliers in the Territory, and provided further that the activities of Pacific Advisors and its Affiliates in connection with producing, distributing and selling wheat flour shall not be deemed to be a competitive activity.

ARTICLE VI
Management and Control of the Company.

6.1.    Management by Members. Subject to the provisions of this Agreement relating to actions required to be approved by the Finance Committee, the Project and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Class A Members. Except to the extent that this Agreement expressly requires the approval, consent or determination of all Members or Class A Members or of Members holding a specified number of Percentage Interests, every act or decision done or made by a Majority in Interest of the Class A Members is the act of the Members.

6.2.    Finance Committee. Initially the members of the Finance Committee shall be Brad Edson and [*]. Any act of the Finance Committee shall require approval of both members of the Finance Committee. Nothing in this Section 6 or in this Agreement is intended to require that meetings of the Finance Committee be held, it being the intent of the Members that meetings are not required. Action taken by the Finance Committee may be taken in telephonic meetings, personal meetings or by other means, provided that all action take and approved by the Finance Committee shall be evidenced in writing in a document executed by both members of the Finance Committee. No member of the Finance Committee or other Company officer shall be liable, responsible or accountable to the Company or to any Member for any mistake of fact or judgment, or doing of failing to do any act, or any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of reckless or intentional misconduct committed fraudulently or in bad faith or a knowing violation of law by the Finance Committee member. Each of the Members acknowledges and agrees that except as provided above, the Finance Committee members and any officers shall have no additional fiduciary duties to the Company or the Members. In addition to the duties of the Finance Committee specifically set forth in this Agreement, the Finance Committee shall be responsible for establishing the 12-month and 3-month forecasts of SRB to be purchased under the Supply Agreement between NutraCea and the Company.

6.3.    Transactions between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, a Member may, and may cause its Affiliates to, engage in any transaction with the Company so long as such transaction is approved by the Finance Committee and is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.

6.4.    Conflicts of Interest. Except as expressly prohibited hereunder, each Member of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company or any Member the right to participate therein. To the fullest extent permissible under applicable law, each Member waives any claims against the other Members or Manager based on a breach of fiduciary duty with respect to any other business ventures of any and every type and description, independently or with others, except those in competition with the Company within the Territory.

6.5.    Acts of Two Members as Conclusive Evidence of Authority. Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by two (2) Class A Members or both Finance Committee members is not invalidated as to the Company by any lack of authority of in the absence of actual knowledge on the part of the other Person that the signing Persons had no authority to execute the same.

6.6.    Limited Liability. No person who is a Member of the Company, or any officers, directors, employees or agents of a Member of the Company, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member of the Company or an officer, director, Finance Committee member, employee or agent of a Member of the Company.

6.7.    Officers of the Company; Expenditures. The Members may, from time to time, appoint one or more individuals to be officers of the Company. Any officers so appointed shall have such authority and perform such duties as the Members may, from time to time specifically delegate to them; provided that no officer shall be entitled to act on behalf of the Finance Committee or to take any action requiring the approval of the Finance Committee. The use of a title shall not constitute the delegation to such officer of the authority and duties that are normally associated with that office. The officer shall only have the specific authority and duties established by the Members. Any officer may be removed as such, either with or without cause, by the Members or the Finance Committee. Officers and other employees of the Company shall be entitled to such compensation that may be approved by the Finance Committee. No Member or officer shall have the authority to pay, bind or commit the Company with respect to any expenditure without approval of the Finance Committee.

ARTICLE VII
Distributions of Distributable Cash.

7.1.    Distribution of Distributable Cash. No Distributions shall be made to the Members until the Company repays all loans to the Company by any of the Members under Section 4.6. Thereafter, except as otherwise provided in Section 12.3 with respect to Distributions upon dissolution and liquidation, Distribution of Distributable Cash shall be made in the following priority:

(a)    Unreturned Capital Contributions. First, to the Members in proportion to, and to the extent of, the Members’ Unreturned Capital Contributions; and

(b)    Percentage Interests. Thereafter, to the Members and holders of Economic Interests in accordance with their Percentage Interests.

7.2.    No Restoration of Deficit Capital Account Balance. No Member shall be obligated to contribute to the Company to restore a deficit in that Member’s Capital Account balance.

7.3.    Maintenance of Working Capital Reserve. The Finance Committee may set aside out of operating revenues and cash from capital transactions, a Working Capital Reserve for repayment of any Company indebtedness, for operating expenses and for the replacement or preservation of any Company asset. Any portion of such Working Capital Reserve that the Finance Committee, in its sole discretion, deems unnecessary for the prudent conduct of Company business may be distributed to the Members in accordance with this Section 7.

7.4.    Limitations on Distributions. No cash or property shall be distributed to a Member to the extent that the Distribution is prohibited by Section 18-607 of the Act. Any Member who receives a distribution from the Company, all or a portion of which is determined to have been prohibited by Section 18-607 of the Act, shall, within thirty (30) days following notice, return such prohibited portion of the distribution to the Company.

ARTICLE VIII
Allocations of Taxable Net Income and Taxable Net Loss.

8.1.    Taxable Net Income. Taxable Net Income shall be allocated to the Members as follows:

(a)    Restoration for Prior Net Loss. In accordance with, and to the extent of, the aggregate Taxable Net Loss allocated pursuant to Section 8.2(b) and then that aggregate Taxable Net Loss allocated pursuant to Section 8.2(a); and

(b)    Percentage Interests. Thereafter, in accordance with their Percentage Interests.

8.2    Taxable Net Loss. Except as provided in this Section 8.2 or Section 8.3, Taxable Net Loss shall be allocated to the Members as follows:

(a)    Positive Capital Accounts. First, in accordance with their positive Capital Account balances and to the extent thereof; and

(b)    Percentage Interests. Then, in accordance with their Percentage Interests.

Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), that would be realized on a foreclosure of the Company’s property. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 8.2). Any Taxable Net Loss reallocated under this Section 8.2 shall be taken into account in computing subsequent allocations of Taxable Net Income and Losses pursuant to this Section 8, so that the net amount of any item so allocated and the Taxable Net Income and Losses allocated to each Member pursuant to this Section 8, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Section 8 if no reallocation of Taxable Net Losses had occurred under this Section 8.2.

8.3.    Special Allocations.

8.3.1.    Minimum Gain Chargeback. Notwithstanding Sections 8.1 and 8.2, if there is a net decrease in Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company minimum gain that is allocable to the disposition of Company property subject to a nonrecourse liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 8.3.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 8.3.1. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 8.3.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

8.3.2.    Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding Sections 8.1 and 8.2 of this Agreement, if there is a net decrease in Company minimum gain attributable to a Member nonrecourse debt, during any fiscal year, each Member who has a share of the Company minimum gain attributable to such Member nonrecourse debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member’s share of the net decrease in Company minimum gain attributable to such Member nonrecourse debt that is allocable to the disposition of Company property subject to such Member nonrecourse debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 8.3.2 shall be made in proportion to the amounts required to be allocated to each Member under this Section 8. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 8.3.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

8.3.3.    Nonrecourse Deductions. Notwithstanding Section 8.3.2, any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

8.3.4.    Member Nonrecourse Deductions. Notwithstanding Section 8.3.2, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member nonrecourse debt for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

8.3.5.    Qualified Income Offset. Notwithstanding Section 8.2, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of Company minimum gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 8.3.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 8, so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 8.3.5 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 8 if such unexpected adjustments, allocations, or distributions had not occurred.

8.4.    Code Section 704(c) Allocations. Notwithstanding any other provision in this Section 8, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of the contribution.

8.5.    Allocation of Taxable Net Income and Loss and Distributions On Transferred Interest. If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon his or her respective Economic Interest at the close of such day.

8.6.    Recapture Chargeback. In the event the Company has taxable income chargeable as ordinary income under the recapture provisions of the Code, each Member’s share of taxable gain or loss as a result of gain from sales shall be allocated, to the extent possible, pro rata among the Members who received depreciation or cost recovery allocations which gave rise to the recapture income until the amount of such prior allocations has been charged back to such Members.

8.7.    Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of and Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

8.8.    Obligations of Members to Report Allocations. The Members acknowledge and agree to the allocations made by this Section 8 and agree to be bound by the provisions of this Section 8 in reporting their shares of Company income and loss for income tax purposes.

ARTICLE IX
Transfer and Assignment of Interests.

9.1    Transfer and Assignment of Interests. No Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate the Member’s Membership Interest (collectively, “transfer”) except with the prior approval of all the other Member(s) that are Class A Members, which approval may be given or withheld as the other Member(s) may determine in its sole discretion. Transfers in violation of this Section 9 shall only be effective to the extent set forth in Section 9.4. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

9.2    Substitution of Members. An Assignee shall have the right to become a substitute Member only if (i) consent of the Members is given in accordance with Section 9.1, (ii) such person executes an instrument satisfactory to the Members accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with his or her admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

9.3    Affiliate Transfers. The Membership Interest of any Member may be transferred subject to compliance with Section 9.2 by a Member to any Affiliate of the Member.

9.4    Transfers in Violation of this Agreement and Transfers of Partial Membership Interests. Upon a transfer in violation of this Section 9, the transferee shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to receive the share of the Company’s Taxable Net Income, Taxable Net Losses and distributions of the Company’s assets to which the transferor would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of a Majority in Interest of the Remaining Members, a transfer in violation of this Section 9 would cause the termination of the Company under the Code, the transfer shall be null and void.

ARTICLE X
Consequences of a Disposition Event.

10.1    Disposition Event. Upon the occurrence of a Disposition Event, the Company and/or the Class A Members other than the Former Member (“Remaining Members”) shall have the option to purchase, and the Member (or his or her legal representative) whose actions or conduct resulted in the Disposition Event (“Former Member”) shall sell, the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this Section 10.

10.2    Purchase Price. The purchase price for the Former Member’s Interest shall be the fair market value of the Former Member’s Interest as determined by an independent appraiser jointly selected by the Former Member and by the Remaining Members and located in the United States of America. The Company and the Former Member shall each pay one-half of the cost of the appraisal. Notwithstanding the foregoing, if the Disposition Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Remaining Members as a result of such breach.

10.3    Notice of Intent to Purchase. Within thirty (30) days after the fair market value of the Former Member’s Interest has been determined in accordance with Section 10.2, each Remaining Member shall notify the Class A Members in writing of his or her desire to purchase a portion of the Former Member’s Interest. The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Remaining Member not to purchase any of the Former Member’s Interest. Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member’s Interest in the same proportion that the Membership Interest of the Remaining Member bears to the aggregate of the Membership Interests of all of the Remaining Members electing to purchase the Former Member’s Interest.

10.4    Election to Purchase Less than All of the Former Member’s Interest. If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member’s Interest, then the Remaining Members can elect to purchase more than their pro rata share. If the Remaining Members fail to purchase the entire interest of the Former Member, the Company shall purchase any remaining share of the Former Member’s Interest.

10.5    Payment of Purchase Price. The Company or the Remaining Members, as the case may be, shall pay the purchase price within thirty (30) days following the notice set forth in Section 10.3.

10.6    Closing of Purchase of Former Member’s Interest. The closing for the sale of a Former Member’s Interest pursuant to this Section 10 shall be held no later than sixty (60) days after the determination of the purchase price. At the closing, the Former Member shall deliver to the Company or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member’s Interest. The Former Member, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

ARTICLE XI
Accounting, Records, Reporting by Members

11.1.    Books and Records; Audit. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for U.S. federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office, in 5090 North 40th Street, Suite 400, Phoenix, AZ  85018, all of the following and any other information required by Section 18-305 of the Act: (i) a current list of the full name and last known business, residence or mailing address of each Member and Members, both past and present; (ii) a copy of the Certificate and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent Fiscal Years; (iv) copies of this Agreement and any amendments hereto, and copies of any writings permitted or required under the Act; (v) copies of any financial statements of the Company for the three most recent Fiscal Years; (vi) minutes of any meetings of Members and any written consents obtained from Members; (vii) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (viii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years. The Company shall complete an annual audit by certified public accountants selected by NutraCea in accordance with U.S. generally accepted accounting principles, consistently applied. Complete copies of the audit report shall be provided to all of the Class A Members.

11.2    Inspection by Members.

(a)    Inspection. Except as provided in Section 11.2(b), any Company records are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours by such Member or Member’s agent. The Company may impose a reasonable charge, not to exceed the estimated cost of labor and material for production or reproduction, for copies of any documentation provided to a Member.

(b)    Confidentiality. Each Member shall have the right to keep confidential from the other Members and the Company, for such period as the Member deems reasonable, any information that the Member reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Member in good faith believes is not in the best interest of the Member, of its business, or which the Member is required by law or by agreement with a third party to keep confidential.

11.3    Reports. The Company shall cause to be prepared at least annually information necessary for the preparation of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

11.4    Bank Accounts. The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person. The Finance Committee members, acting alone, are authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money shall be signed in accordance with the requirements of this Agreement.

11.5.    Tax Matters Member. The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. A Person selected by the Finance Committee shall be the “Tax Matters Partner,” as defined in Code Section 6231.

ARTICLE XII
Dissolution and Winding Up; Conversion to Corporation

12.1    Conditions of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

(a)    Election. The election of the Class A Members or the Finance Committee; or

(b)    Sale. The sale or other disposition of all or substantially all of the assets of Company and the distribution of the proceeds of the sale or other disposition to the Members.

12.2    Winding Up. Upon the dissolution of the Company under the Act or this Agreement, the Company’s assets shall be disposed of and its affairs wound up and the conduct of the Company’s business shall be limited to those matters consistent with the disposition of assets and winding up of affairs.

12.3.    Order of Payment of Liabilities, Distribution of Assets, Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be liquidated and the proceeds distributed, after taking into account Taxable Net Income and Loss allocations for the Company’s taxable year during which the liquidation occurs, to the Members, first in accordance with and to the extent of their Unreturned Capital Contributions and then, in accordance with their remaining positive Capital Account balances. Such liquidating distributions shall be made by the earlier of (i) the end of the Company’s taxable year in which the Company is liquidated, or (ii) ninety (90) days after the date of such liquidation.

12.4    Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of the Member’s positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Company profits against any other Member except as provided in Section 13.

12.5    Conversion to Corporation. If the Class A Members determine that it is in the interest of the Company to become a corporation, the Company shall become a corporation in such manner as may be selected by the Class A Members. The other Members agree to fully cooperate and hereby provide the Class A Members with a power of attorney to execute all documents on their behalf that may be necessary in order to effectuate the conversion. As part of the conversion, the Class A Members shall receive preferred stock with a liquidation preference and/or redemption right equal to their Unreturned Capital Contribution and all of the Members shall receive the common stock to be issued to the Company or directly to the Members in accordance with their Percentage Interests.

ARTICLE XIII
Indemnification of Agents.

13.1    Indemnification of Members. The Company, its receiver, or its trustee shall indemnify and hold harmless the officers, the Class A Members and the Finance Committee members, and each of them, and each of their employees, agents, representatives and successors, to the fullest extent permitted by law, from and against any loss, expense, damage, claim, liability, expense or injury suffered or sustained by them because of any act or omission arising our of their activities on behalf of the Company or in furtherance of the interests of the Company or their status as a Member, officer, Finance Committee member or agent of the Company, including without limitation any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, regardless of whether the indemnified party ceases to act in the capacity at the time the liability or expense is paid or incurred and regardless of the identity of the party bringing the claim or action. Reasonable expenses incurred by an indemnified party in connection with the foregoing matters, to the fullest extent permitted by law, shall be paid or reimbursed by the Company in advance of the final disposition of such proceedings. A Person shall not be denied indemnification hereunder because such person had an interest in the action to which the indemnification applies, if the Person is otherwise entitled to indemnity hereunder.

13.2    Limitation on Indemnification. Notwithstanding subsection 13.1 above, no Person shall be entitled to or shall receive indemnification in respect to any matters that proximately result from the person’s fraud, bad faith, gross negligence or willful misconduct or the Person’s material breach of this Agreement, unless, and only to the extent that, a court or arbitrator of competent jurisdiction determines upon application that, despite the misconduct of such Person, under the circumstances, the Person is fairly and reasonably entitled to indemnity for those expenses that the court shall deem proper.

13.3    Indemnification on Successful Defense. To the extent that the Person entitled to indemnification is successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 13.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify the Person against the expenses, including attorney’s fees, actually and reasonably incurred in connection therewith.

ARTICLE XIV
Investment Representations.

Each Member hereby represents and warrants to, and agrees with, the other Members and the Company as set forth below.

14.1.    Preexisting Relationship or Experience. He, she or it has a preexisting personal or business relationship with the Company or the Members, or by reason of his, her or its business or financial experience, or the business or financial experience of the financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, he, she, or it is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment.

14.2.    No Advertising. He, she or it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

14.3.    Investment Intent. He, she or it is acquiring the Membership Interest for investment purposes for his, her or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

ARTICLE XV
Miscellaneous.

15.1.    Entire Agreement. This document (including any exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter herein and therein, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

15.2.    Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

15.3.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

15.4.    Notice. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the fifth business day after mailing, if the document is mailed by registered or certified mail, (iii) two days after being sent by professional or overnight courier or messenger service, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

If to NutraCea:

NutraCea
5090 North 40th Street, Suite 400
Phoenix, AZ 85018
Attn: Brad Edson

With a copy to:

Weintraub Genshlea Chediak Law Corporation
400 Capitol Mall, Suite 1100
Sacramento, CA 95818
Attn: Chris Chediak

If to Pacific Advisors Holdings Limited:

Pacific Advisors Holdings Limited
53 Cairnhill Road
Cairnhill Plaza #12-01
Singapore 229664
Singapore
Attn: President

With copy to:

Troy & Gould
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Attn: Istvan Benko

15.5.    Amendment. Except as specifically provided herein, the provisions of this Agreement may be modified, in whole or in part, at any time by consent of a Majority in Interest of the Class A Members; provided, however that the unanimous consent of all Members affected by the amendment (including the Class B Members, if applicable) shall be required for any amendment that would: (i) impose a new material obligation on a Member, (ii) reduce the Capital Account of a Member, (iii) reduce a Member’s rights to allocations or distributions under this Agreement, (iv) modify any provision hereof that imposes a unanimous or super majority vote of the Members, or (v) amend this Section 15.5. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect with regard to the matters specified in items (i), (ii), (iii), (iv) or (v) above, unless in writing and signed by the parties against whom enforcement of the modification is sought. In the event that this Agreement is amended and the vote of all Members has not been solicited in connection with such amendment, notice of any approved amendment shall be provided to the Members whose vote was not solicited not less than five (5) business days after the amendment becomes effective.

15.6.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

15.7.    Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

15.8.    Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

15.9.    Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

15.10.          Specific Performance. Each party’s obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

15.11.          Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

15.12.          Time. Time is of the essence of this Agreement.

15.13.          Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

15.14.          Further Assurances. The Members shall execute and deliver all such further documents and instruments, and take all further actions as may be necessary to consummate the transactions contemplated hereby.

15.15.          Choice of Law. The laws of the State of Delaware, including, without limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members. Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any legal proceeding brought pursuant hereto, the internal laws of the State of California (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.

15.16.          Survival. The indemnification provisions herein shall survive the termination or expiration of this Agreement.

NutraCea, a California corporation

By:
Brad Edson
Address: 5090 North 40th Street, Suite 400
Phoenix, AZ 85018

Pacific AdvisorsHoldings Limited, a British Virgin Islands company

By:
(_____________________________)
Address:

Theorem Group, LLC, a California limited
liability company

By:
(_____________________________)
Address: 2049 Century Park East, #3630
Los Angeles, CA 90067

Ho’okipa Capital Partners, Inc.
a California corporation

By:
(_____________________________)
Address: 2049 Century Park East, #3630
Los Angeles, CA 90067

EXHIBIT A

Initial Capital Contributions

Member	Contribution	Initial Percentage Interest
NutraCea	$5,000,000	47.5%
Pacific Advisors Holdings Limited	$5,000,000	47.5%
Theorem Group, LLC	$0	[*]	%
Ho’okipa Capital Partners, Inc.	$0	[*]	%

EXHIBIT B

Products

Stabilized rice bran and stabilized rice bran derivative products.

EXHIBIT C

Supply Agreement

EXHIBIT D

License Agreement

EXHIBIT E

Lease Agreement

EXHIBIT F

Sublicense Agreement